Exhibit 3.63
TRANSLATION
OF THE FULL WORDING OF THE
FOUNDING DEED
OF THE LIMITED LIABILITY COMPANY
HAYES LEMMERZ ALUKOLA, s.r.o.
VALID AS OF DECEMBER 16, 2005
I. GENERAL PROVISIONS
Article 1
The Company’s sole member shall be HAYES LEMMERZ S.R.L. having its registered office at DELLO (BS) VIA ROMA, 200 CAP 25020, Italy (the “Member”).
Article 2
/1/ The commercial name of the Company shall be:
Hayes Lemmerz Alukola, s.r.o.
/2/ The seat of the Company shall be at Ostrava – Kunčice, Vratimovská 704, Postal Code 707 00, Czech Republic
/3/ The Company has been established for an indefinite period of time.
/4/ The scope of business of the Company shall be comprised of:
-	purchase of goods for resale and sale,

-	activities of real estate agency,

-	manufacturing of vehicle components, except for annexes of Act No. 455/1991 Coll.
II. REGISTERED CAPITAL
Article 3
/1/ The registered capital of the Company shall be CZK 80,000,000 (in words: eighty million Czech crowns).

/2/ The contribution by HAYES LEMMERZ S.R.L. is equal to CZK 80,000,000 and has been fully paid in cash prior to registration of the Company in the Commercial Register. Prior to registration of the Company the contribution is administered by the Member HAYES LEMMERZ S.R.L.
/3/ Further contributions to the registered capital of the Company shall be made within the periods of time specified by the General Meeting deciding on an increase in the registered capital.
III. INCREASE AND DECREASE IN THE REGISTERED CAPITAL
Article 4
/1/ The Company’s registered capital may be increased in any one of the following manners:
(a)	from the equity reflected in the financial statements as the Company’s liabilities, if it is not intended, by law, for other purposes, or

(b)	by increasing a contribution made by the member

(c)	through a new contribution.
/2/ The Member shall have priority right to make further contributions to the registered capital of the Company. Should the Member waive its priority right, a third party may undertake to make new contribution.
Article 5
/1/ In the event that the Company’s registered capital decreases, the amount thereof may not be reduced to an amount below CZK 200,000.
IV. TRANSFER OF OWNERSHIP INTERESTS
Article 6
/1/ The Member’s ownership interest in the Company may be transferred in whole or in part to other person(s), including another Member, only with the approval of the General Meeting.
/2/ An agreement on transfer of an ownership interest shall be in written form and the transferee who is not a Member shall declare therein that it accedes to this Founding Deed. The members’ signatures thereon shall be officially authenticated.
V. RIGHTS AND DUTIES OF THE MEMBERS
Article 7
     The Member’s liability for the Company’s obligations shall be limited to the unpaid portion of its contribution to the Company’s registered capital.
VI. BODIES OF THE COMPANY
Article 8
     The bodies of the Company shall be:
A. the General Meeting; and

B. the Executive Directors.
Article 9
/1/ The General Meeting shall be the supreme body of the Company.
/2/ Resolutions adopted by the General Meeting shall be kept in the files of the Company.
/3/ The powers of the General Meeting shall include the following:
(a)	deciding on changes in, and amendments to, this Founding Deed

(b)	deciding on an increase or decrease in the Company’s registered capital,

(c)	deciding on the winding-up of the Company,

(d)	appointing and recalling the Executive Directors and deciding on his/her remuneration,

(e)	approving the annual, extraordinary and consolidated financial statements and where the law so requires, also interim financial statements, the distribution of profits and the covering of the Company’s losses,

(f)	deciding on other matters that are delegated to the General Meeting’s competence by law, this Founding Deed or a resolution of the General Meeting.
/4/ Until the accession of another member the powers of the General Meeting shall be exercised by the Member. If the Company has only one Member, the General Meeting shall not be held and the powers of the General Meeting shall be exercised by this Member. The Member’s resolutions made while exercising the powers of the General Meeting shall be in writing and signed by the Member. Other provisions set forth by the provisions of Section 132 of the Commercial Code apply to the decision-making by the sole Member pari passu.
Article 10
/1/ Two Executive Directors shall constitute the statutory body of the Company.
/2/ At the time of establishment of the Company, Executive Directors shall be the following individuals:
a) ing. Erich Zipser, birth registration number 400619/448, residing at Tlapákova 5, Ostrava – Hrabůvka, Czech Republic.

b) ing. Josef Přerost, birth registration number 350412/010, residing at Husova 9a, 736 01 Havířov, Czech Republic
/3/ Each Executive Director shall be authorized to act in the name and on behalf of the Company in all matters individually.
VII. ECONOMY OF THE COMPANY
Article 11
/1/ Commencing as of January 1, 2005, the fiscal year of the Company has been determined in such a manner that it commences on January 1, 2005 and ends on January 31, 2005. As of February 1, 2006, the fiscal year of the Company has been determined in such a manner that it commences on February 1 of each year and ends on January 31 of each year.
Article 12
/1/ The Company shall create the compulsory reserve fund in the amount required by law after it first realizes a profit.
/2/ The reserve fund shall be supplemented by yearly transfers from the Company’s net profits in an amount decided upon by the General Meeting.
/3/ The Executive Director shall decide upon the utilization of the reserve fund.
In Ostrava-Kunčice,
On December 16, 2005
For correctness:

Ing. René Hilschner, Executive Director